Exhibit 3.3

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GREGG APPLIANCES, INC.

The above corporation (hereinafter referred to as the “Corporation”) existing pursuant to the Indiana Business Corporation Law, as amended (the “Act”), desiring to give notice of corporate action effectuating amendment and restatement of its Articles of Incorporation and all amendments thereto (the “Articles of Incorporation”) sets forth the following facts:

ARTICLE I

Name

Section 1.01. The name of the Corporation is Gregg Appliances, Inc.

Section 1.02. The date of incorporation of the Corporation is June 1, 1960.

ARTICLE II

Purposes

The purposes for which the Corporation is formed are to engage in and to transact any and all lawful business for which corporations may be incorporated under the Act.

ARTICLE III

Shares

Section 3.01. Number of Shares. The Corporation is authorized to issue a total of One Hundred Ten Million (110,000,000) shares.

Section 3.02. Designation of Classes, Number and Par Value of Shares. The shares of authorized capital shall be divided into One Hundred Million (100,000,000) shares of Common Stock, without par value (“Common Stock”), as hereinafter provided and Ten Million (10,000,000) shares of Preferred Stock, without par value (“Preferred Stock”), as hereinafter provided.

Section 3.03. Voting Rights. Each holder of Common Stock shall have the right to vote on all matters presented to shareholders and shall be entitled on all matters, including election of directors, to one vote for each share of Common Stock registered in his name on the books of the Corporation.

ARTICLE IV

Registered Office and Registered Agent

Section 4.01. Registered Office. The street address of the Corporation’s initial registered office is 251 East Ohio Street, Suite 1100, Indianapolis, Indiana 46204.

Section 4.02. Registered Agent. The name of the Corporation’s initial registered agent at such registered office is CT Corporation System.

ARTICLE V

Indemnification

Section 5.01. Rights to Indemnification and Advancement of Expenses.

(a) The Corporation shall indemnify as a matter of right every person made a party to a proceeding because such person is or was

(i) a member of the Board of Directors of the Corporation,

(ii) an officer of the Corporation, or

(iii) while a director or officer of the Corporation, serving at the Corporation’s request as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, (each an “Indemnitee”) against all liability incurred by such person in connection with the proceeding; provided that it is determined in the specific case that indemnification of such person is permissible in the circumstances because such person has met the standard of conduct for indemnification specified in the Act. The Corporation shall pay for or reimburse the reasonable expenses incurred by an Indemnitee in connection with any such proceeding in advance of final disposition thereof in accordance with the procedures and subject to the conditions specified in the Act. The Corporation shall indemnify as a matter of right an Indemnitee who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred by the Indemnitee in connection with the proceeding without the requirement of a determination as set forth in the first sentence of this paragraph.

(b) Upon demand by a person for indemnification or advancement of expenses, as the case may be, the Corporation shall expeditiously determine whether the person is entitled thereto in accordance with this Article and the procedures specified in the Act.

(c) The indemnification provided under this Article shall apply to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.

Section 5.02. Other Rights Not Affected. Nothing contained in this Article shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any such individual. It is the intent of this Article to provide indemnification to directors and officers to the fullest extent now or hereafter permitted by law consistent with the terms and conditions of this Article. Therefore, indemnification shall be provided in accordance with this Article irrespective of the nature of the legal or equitable theory upon which a claim is made, including without limitation negligence, breach of duty, mismanagement, corporate waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities laws, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal laws.

Section 5.03. Definitions. For purposes of this Article:

(a) The term “director” means an individual who is or was a member of the Board of Directors of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the Corporation’s request if the director’s duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. The term “director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(b) The term “expenses” includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

(c) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(d) The term “party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(e) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE VI

MANNER OF ADOPTION AND VOTE

The foregoing amendment was adopted, and the filing of these Second Amended and Restated Articles was duly approved, by the Board of Directors of the Corporation by resolution on February 2, 2010 and by those shareholders of the Corporation required to vote with respect to the filing of the foregoing amendments by Unanimous Written Consent on February 2, 2010.

The manner of the adoption of the Second Amended and Restated Articles and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the Bylaws of the Corporation.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned officer executes these Second Amended and Restated Articles of Incorporation of the Corporation, and verifies subject to penalties of perjury that the facts contained herein are true, this 2nd day of February, 2010.

GREGG APPLIANCES, INC.

By:	/s/ Jeremy Aguilar
Jeremy Aguilar, CFO

This instrument was prepared by Janice Wilken, Attorney at Law, ICE MILLER LLP, One American Square, Suite 2900, Indianapolis, Indiana 46282-0002.